Exhibit 5.1

30 March 2023

Board of Directors

Avadel Pharmaceuticals Public Limited Company

10 Earlsfort Terrace

Dublin 2

D02 T380

Ireland

Re:     Avadel Pharmaceuticals Public Limited Company

Dear Sirs,

1.	Basis of Opinion

1.1	We are acting as Irish counsel to Avadel Pharmaceuticals Public Limited Company, a public company limited by shares, incorporated under the laws of Ireland, company number 572535, with its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (the “Company”) in connection with the offering, issuance and sale by the Company (the “Transaction”) of up to 12,205,883 ordinary shares, nominal value US$0.01 per share, of the Company (the “Ordinary Shares”), each of which may be represented by American Depositary Shares (“ADSs”), 4,705,882 Series B Non-Voting Convertible Preferred Shares, nominal value US$0.01 per share (the “Preferred Shares” and together with the Ordinary Shares, the “Shares”), pursuant to (i) the terms of an underwriting agreement entered into with Jefferies LLC on 29 March 2023 (the “Underwriting Agreement”) and (ii) a prospectus supplement dated 30 March 2023 (the “Prospectus Supplement”) and the base prospectus dated 12 September 2022 (“Base Prospectus”) (together with the Prospectus Supplement, the “Prospectus”) to be filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to Rule 424 of the Securities Act of 1933, as amended (the “Securities Act”) and which are to form part of the registration statement on Form S-3 (File No. 333-267198 (the “Registration Statement”) that was filed with the SEC on 31 August 2022 under the Securities Act and declared effective on 12 September 2022 (the “Transaction Documents”).

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.4	We have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”);

(b)	the searches listed at paragraph 1.6 below (the “Searches”); and

(c)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.

1.5	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by e-mail in pdf or other electronic format.

1.6	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 30 March 2023 :

(a)	on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Company does not have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Ireland.

2.3	The Shares, when issued and allotted in accordance with all necessary corporate action of the Company shall be validly issued, fully paid up and non-assessable (which term means that no further sums are required to be paid to the holders thereof in connection with the issuance of such Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

The Shares

3.1	that as at the time of the issuance of the Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject, provided that (without any independent investigation on our part) we are not aware of any such contravention or breach;

3.2	that each party, to the extent that its activities in relation to the Transaction Documents will constitute the provision of an investment service operating in Ireland and require authorisation, is acting under and within the terms of an authorisation to do so (which authorisation has been given by the supervisory authority under the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007 or a competent authority for the purposes of Directive 2004/39/EC of 10 May 1993, as amended or extended from time to time, in another Member State) or is exempt from the requirement to have such authorisation.

3.3	the compliance by the parties within the prescribed period(s) and in the prescribed manner, with any notification obligations that they may have under the provisions of sections 257 to 265, 1048 and 1050 of the Companies Act 2014, as amended (the “Companies Act”) and any respective notification obligations arising under the Irish Takeover Panel Act 1997 and any rules thereunder.

3.4	that the Registration Statement and/or the Prospectus do not constitute (and is not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act and that no offer of securities to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law in general, or in particular pursuant to the Prospectus (Directive 2017/1129) Regulations (EU) 2017/2019.

3.5	that any Shares issued under the Transaction Documents will be in consideration of the receipt by the Company prior to the issuance of such Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Ordinary Shares and any premium required to be paid up on the Ordinary Shares pursuant to their terms of issuance;

3.6	that, at the time of any issuance of any Shares, the Company will have sufficient authorised but unissued share capital to issue the required number of Shares, and the Company will not have prior to, or by virtue of, such issuance, exceeded or exceed the maximum number of Ordinary Shares permitted to be issued pursuant to the Constitution and the Companies Act;

Authenticity and Bona Fides

3.7	the truth, completeness, accuracy and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.8	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.9	that there is, at the relevant time of the allotment and issuance of the Shares, no matter affecting the authority of the directors to allot and issue the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.10	that each director of the Company has disclosed any interest which he or she may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution;

3.11	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes;

3.12	that the Constitution effective as of 11:59:59 pm (Central European Time) on 31 December 2016 is the current constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Constitution and the Certificate of Designation of the Preferred Shares Series A Non-Voting Convertible Preferred Shares;

Solvency and Insolvency

3.13	that (i) the parties to the Transaction Documents were solvent and able to pay their debts within the meaning of section 570 of the Companies Act or any analogous provisions under any applicable laws immediately after the execution and delivery of the Transaction Documents; (ii) the parties to the Transaction Documents will not as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of section 570 of the Companies Act or any analogous provisions under any applicable laws; (iii) no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to any of the assets or undertakings of the parties to the Transaction Documents; and (iv) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any similar or analogous procedure in any jurisdiction has been presented in relation to the parties to the Transaction Documents;

Accuracy of Searches and Warranties

3.14	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that:

(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b)	the position reflected by the Searches may not be fully up-to-date; and

(c)	searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets.

3.15	That there has been no alterations in the status or condition of the Company as disclosed by the Searches.

3.16	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents.

Commercial Benefit

3.17	that the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit;

Financial Assistance and Connected Transactions

3.18	that the Company is not, by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Company which would be prohibited by section 82 of the Companies Act; and

3.19	that none of the transactions contemplated by the Transaction Documents is prohibited by virtue of section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

General Matters

4.1	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.2	No opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Transaction Documents.

4.3	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.4	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

4.5	We express no opinion as to whether the Transaction Documents breach any other agreement or instrument.

Sanctions

4.6	If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Execution of Documents

4.7	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

5.	Disclosure

This Opinion is addressed to you in connection with the Prospectus Supplement. We hereby consent to the inclusion of this Opinion as an exhibit to the Prospectus Supplement to be filed with the SEC and any amendments thereto.

6.	No Refresher

This opinion speaks only as of its date. We are not under any obligation to update this opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this opinion.

The opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

Yours faithfully

/s/ Arthur Cox LLP

ARTHUR COX LLP

Schedule 1

The Documents

1.	A copy of the Registration Statement.

2.	A copy of the Base Prospectus.

3.	A copy of the Prospectus Supplement.

4.	The Underwriting Agreement

5.	The results of the Searches.

6.	A copy of the certificate of incorporation of the Company dated 1 December 2015.

7.	A copy of the certificate of incorporation on change of name of the Company dated 9 May 2016.

8.	A copy of the certificate of incorporation for the re-registration of the Company as a public limited company dated 21 November 2016.

9.	A copy of the memorandum and articles of association of the Company as adopted by resolution of the shareholder of the Company on 20 December 2016, effective at 11:59:59 pm (Central European Time) on 31 December 2016.

10.	A copy of the resolutions of the Board dated 30 August 2022 approving amongst other things, the filing of the Registration Statement dated 31 August 2022.

11.	A copy of the resolutions of the Board approving, amongst other things, the Transaction dated adopted 7-8 March 2022.

12.	A copy of the written resolution of the Board approving amongst other things the Transaction adopted 29 March 2023.

13.	A copy of the resolutions of the Pricing Committee Board approving, amongst other things, the final terms of the Transaction dated adopted 29 March 2022.

14.	A copy of the corporate certificate of the secretary of the Company dated 30 March 2023 certifying, amongst other things, the Board’s approval of the Transaction and the issuance of the Shares.